Exhibit 10.1

TPC GROUP INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. The purpose of the TPC Group Inc. Executive Severance Plan (the “Plan”) is to provide reasonable severance protection to certain executive officers and other key employees of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management.

2. Term. The Plan shall commence upon the Effective Date (as defined below) and shall continue until terminated in accordance with Section 19.

3. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Obligations” has the meaning for that term in Section 5(a).

“Affiliate” means any company or other entity controlled by, controlling or under common control with the Company.

“Base Monthly Salary” means one-twelfth of the Participant’s annual rate of base salary in effect as of the Termination Date, disregarding any reduction that would constitute Good Reason.

“Board” means the Board of Directors of the Company

“Cause” means the Participant’s:

(a) conviction of, or guilty or nolo contendere plea by the Participant to, a felony or a misdemeanor involving moral turpitude;

(b) willful misconduct in the performance of duties;

(c) failure to observe written Company policies that is dishonest or demonstrably injurious to the Company (monetarily or otherwise);

(d) willful failure to comply with lawful and ethical directions and instructions of the Board, which, if curable, has not been cured within five (5) business days after written notice from the Board; and

(e) willful failure to perform duties with the Company which results in a material adverse financial effect on the Company, unless such failure is a result of the Participant’s mental or physical incapacity, provided that such failure, if curable, has not been cured within five (5) business days after written notice from the Board.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant without the reasonable, good faith belief that the Participant’s act or omission was in accordance with, or not contrary to, the duties and responsibilities of Participant’s position. Any act, or failure to act, based upon express authority given by the Company with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in the best interests of the Company. The termination of a Participant’s employment, whether or not during the Protection Period, shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Participant) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

“Change of Control” means:

(a) Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or group of persons acting together (within the meaning of Section 13(d)(3) of the Exchange Act) becomes the direct or indirect beneficial owner of 50% or more of the Company’s voting stock;

(b) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director);

(c) The consummation of the merger, consolidation, or other reorganization of the Company with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity (or, if applicable, the ultimate parent company that owns directly or indirectly all of the voting securities of the surviving or resulting entity) are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or

(d) The sale of the Company’s assets having a total gross fair market value of at least 50% of all of the Company’s assets immediately before such sale.

“Change of Control Severance Multiple” means the applicable number of months for the Participant on Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means TPC Group Inc. and any successor to its business or assets, by operation of law or otherwise.

“Disability” means the absence of the Participant from the Participant’s duties with the Company on a full-time basis for a period of time which would entitle the Participant to receive benefits under the long-term disability policy in effect at the time of such illness or other physical or mental incapacity.

“Effective Date” means July 1, 2010.

“Employee” means an employee of the Company or an Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means

(a) A material adverse change in the scope of the Participant’s responsibilities or authority, excluding any such change after a Change of Control that is solely as a result of the Company’s common stock no longer being publicly traded on a national securities exchange;

(b) The reduction in the Participant’s annual base salary or target bonus percentage, other than an across-the-board reduction generally applicable to the executive officers of the Company, its Affiliates and the Company’s successor (including the successor’s ultimate parent company);

(c) The reduction in the aggregate in the Participant’s eligibility for participation in the Company’s benefit plans, other than an across-the-board reduction generally applicable to the executive officers of the Company, its Affiliates and the Company’s successor (including the successor’s ultimate parent company);

(d) The relocation of the Company’s executive offices by more than 50 miles from its then current location; or

(e) The failure of any successor to the Company in a Change of Control to expressly assume the Plan in writing within ten (10) days after the occurrence of a Change of Control.

In order to terminate employment for Good Reason, a Participant must, within 120 days of learning of circumstances constituting Good Reason, notify the Company in writing of the existence of such circumstances, and the Company shall then have 30 days to remedy the circumstances. If the circumstances have not been fully remedied by the Company, the Participant shall have 60 days following the end of such 30-day period to exercise the right to terminate for Good Reason. The Participant shall be conclusively deemed to have learned of such circumstances on the date of any written notice to the Participant concerning such circumstances. If the Participant does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived, and the Participant shall not thereafter have the right to terminate for Good Reason unless further circumstances occur which themselves give rise to a right to terminate for Good Reason.

“Participant” means an Employee who is designated as a Participant under Section 4(a) hereof, until such time as the Employee’s participation ceases in accordance with Section 4(b) hereof.

“Protection Period” means the 12-month period beginning on the date of the Change of Control. Notwithstanding anything in the Plan to the contrary, if (i) a Participant’s employment is terminated prior to a Change of Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change of Control, (ii) the Participant reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control and (iii) a Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) does occur, then for purposes of the Plan the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change of Control. For purposes of determining the timing and amount of payments and benefits to Participant under Section 5(c), the date of the actual Change of Control shall be treated as the Participant’s Termination Date.

“Qualifying Termination” means a termination of the Participant’s employment by the Company without Cause or by the Participant with Good Reason.

“Release” means the waiver and release of claims required of the Participant prior to receipt of certain payments under this Plan as described in Section 7 hereof.

“Separation from Service” means a Participant’s separation from service from the Company and its Affiliates within the meaning of Section 409A of the Code.

“Severance Multiple” means the applicable number of months for the Participant on Exhibit A.

“Termination Date” means the date on which a Participant has a Separation from Service.

“Tier 1 Participant” means each of the Participants designated as such by the Compensation Committee of the Board.

“Tier 2 Participant” means each of the Participants designated as such by the Compensation Committee of the Board.

4. Participation.

(a) Designation of Participants. The Participants in the Plan are the executive officers and other key employees of the Company and its Affiliates who (i) are not parties to individual employment agreements that provide for severance benefits, and (ii) are designated as Participants by the Compensation Committee of the Board and receive written notice from the Company of their status as a Participant, which is not revoked under Section 19.

(b) Cessation of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when the Participant ceases to be an Employee (unless such Participant is then entitled to severance payments and benefits as provided in Section 5). A Participant entitled to severance payments and benefit under Section 5 shall remain a Participant in this Plan until the full amount of the severance payments and benefits under the Plan have been fully paid and provided to the Participant.

(c) No Employment Rights. Nothing in the Plan will reduce or eliminate the right of the Company and its Affiliates to terminate a Participant’s employment at any time for any reason.

5. Payments and Benefits on Termination of Employment.

(a) For Cause, Death or Disability or Termination without Good Reason. If (x) a Participant terminates employment with the Company and its Affiliates without Good Reason, (y) the Company and its Affiliates terminates a Participant’s employment for Cause or by reason of the Participant’s Disability, or (z) a Participant’s employment is terminated by reason of the Participant’s death, then the Participant will not be entitled to any compensation or benefits under the Plan other than the sum of:

(i) the portion of the Participant’s base salary earned through the Termination Date, to the extent not theretofore paid;

(ii) except in the event of a termination of a Participant’s employment for Cause or by a Participant for any reason, the amount of any annual incentive compensation under the annual incentive plan applicable to the Participant that has been earned by the Participant for a completed fiscal year preceding the Termination Date, but has not yet been paid to the Participant; and

(iii) any accrued paid vacation, sick leave and other paid time-off to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii) and (iii) are hereinafter referred to as the “Accrued Obligations”).

The Accrued Obligations will be paid to the Participant in a lump sum within 20 calendar days after the Participant’s Termination Date.

(b) Qualifying Termination Other Than During Protection Period. In the event of a Participant’s Qualifying Termination other than during the Protection Period, the Participant will be entitled to receive the payments and benefits provided below:

(i) Accrued Obligations. The Accrued Obligations, payable in a lump sum within 20 calendar days after the Participant’s Termination Date,

(ii) Severance Payments. Subject to Sections 7 and 8, severance payments equal to the Participant’s Base Monthly Salary for the number of months equal to the Participant’s Severance Multiple, with the first payment commencing within 20 calendar days after the Release described in Section 7 becomes effective and irrevocable in accordance with its terms, but no later than 70 days after the Participant’s Termination Date.

(iii) Health Care Coverage. At the Company’s option, the Participant and the Participant’s eligible dependents shall be entitled either (A) to receive a lump sum amount equal to the current cost of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under the Company’s medical and dental plans in which the Participant participated prior to the Participant’s Termination Date for the number of months equal to the Participant’s Severance Multiple, payable within 20 calendar days after the Release described in Section 7 becomes effective and irrevocable in accordance with its terms, but no later than 70 days after the Participant’s Termination Date, or (B) to continue to participate in the Company’s medical and dental plans in which the Participant participated immediately prior to the Participant’s Termination Date, in each case for the number of months equal to the Participant’s Severance Multiple, commencing with the first calendar month following the Termination Date (the “Benefit Continuation Period”); provided, however, that if the Company elects option (B) above, the Benefit Continuation Period shall cease when the Participant becomes eligible for any such coverage under a plan maintained by another employer. The Participant’s continued participation in the Company’s medical and dental plans shall be on terms not less favorable than those in effect for active employees of the Company, subject to the Participant making the monthly premium payment of the amount required for such coverage during the Benefit Continuation Period by active employees of the Company. The Benefit Continuation Period shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA.

(c) Qualifying Termination During Protection Period. In the event of a Participant’s Qualifying Termination during the Protection Period, the Participant will be entitled to receive the payments and benefits provided below:

(i) Accrued Obligations. The Accrued Obligations, payable in a lump sum within 20 calendar days after the Participant’s Termination Date,

(ii) Change of Control Severance Payment. Subject to Sections 6, 7 and 8, a lump sum severance payment in an amount equal to the Participant’s Base Monthly Salary multiplied by the Participant’s Change of Control Severance Multiple, payable within 20 calendar days after the Release described in Section 7 becomes effective and irrevocable in accordance with its terms, but no later than 70 days after the Participant’s Termination Date. Such payment shall be reduced, if applicable, by any severance payments made to the Participant under Section 5(b)(ii) prior to the Change of Control.

(iii) Change of Control Health Care Coverage. At the Company’s option, the Participant and the Participant’s eligible dependents shall be entitled either (A) to receive a lump sum amount equal to the current cost of continuation coverage pursuant to COBRA under the Company’s medical and dental plans in which the Participant participated prior to the Participant’s

Termination Date for the number of months equal to the Participant’s Change of Control Severance Multiple, payable within 20 calendar days after the Release described in Section 7 becomes effective and irrevocable in accordance with its terms, but no later than 70 days after the Participant’s Termination Date, or (B) to continue to participate in the Company’s medical and dental plans in which the Participant participated immediately prior to the Participant’s Termination Date, in each case for the number of months equal to the Participant’s Change of Control Severance Multiple, commencing with the first calendar month following the Termination Date (the “Change of Control Benefit Continuation Period”); provided, however, that if the Company elects option (B) above, the Change of Control Benefit Continuation Period shall cease when the Participant becomes eligible for any such coverage under a plan maintained by another employer. Such continued participation shall be reduced, if applicable, by the number of months of the Participant continued participation in the Company’s medical and dental plans under Section 5(b)(iii) prior to the Change of Control. The Participant’s continued participation in the Company’s medical and dental plans shall be on terms not less favorable than those in effect for active employees of the Company, subject to the Participant making the monthly premium payment of the amount required for such coverage during the Change of Control Benefit Continuation Period by active employees of the Company. The Change of Control Benefit Continuation Period shall run concurrently with (and shall count against) the Company’s obligation to provide COBRA continuation coverage.

6. Impact of Section 4999 Excise Tax. In the event of a Change of Control, the payments and benefits to Participants under Sections 5(c)(ii) and (iii) shall be subject to reduction, if applicable, in accordance with the provisions of Exhibit B.

7. Release. The severance compensation and benefits to be provided under Sections 5(b)(ii), 5(b)(iii), 5(c)(ii), and 5(c)(iii) shall be provided only if the Participant timely executes and does not timely revoke a Release; provided that the Company has delivered, or has made a good faith effort to deliver, a form of the Release to the Participant no later than the fifth business day after the Participant’s Termination Date. The Release must be signed by the Participant (or his legal representative, if applicable) and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the date specified by the Company, which shall be no later than sixty-five days after the Participant’s Termination Date. If the Participant fails to execute and furnish the Release, or if the Release furnished by the Participant has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the fiftieth day after the Participant’s Termination Date, the Participant will not be entitled to any payment or benefit under the Plan other than the Accrued Obligations.

8. Covenants. The severance compensation and benefits to be provided under Sections 5(b)(ii), 5(b)(iii), 5(c)(ii), and 5(c)(iii) are subject to the Participant’s continued compliance with the covenants set forth on Exhibit C. The Company’s obligations and the Participant’s right, if any, to severance compensation and benefits under Sections 5(b)(ii), 5(b)(iii), 5(c)(ii), and 5(c)(iii) shall cease in the event of a material breach by the Participant of any provision of Exhibit C (and, in only those cases where such material breach is curable, the failure to cure such material breach within 10 business days after written notice to the Participant, which notice details, with reasonable specificity, such material breach). Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.

9. No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

10. Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way as a consequence of the Participant’s participation in this Plan, but shall be payable or provided according to the terms of the applicable plan or agreement.

11. Administration. Except as otherwise specifically provided herein, the Committee shall administer the Plan and shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated.

12. Claims for Benefits.

(a) Filing a Claim. Any Participant who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Committee.

(b) Review of a Claim. The Committee shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Participant as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c) Appeal of a Denied Claim. If a Participant wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Committee within 60 days after receipt of such denial. Such Participant (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. A Participant who fails to file an appeal within the 60-day period set forth in this Section 9(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d) Review of a Claim on Appeal. Within 60 days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Committee shall notify the Participant of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

13. Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

14. Successors.

(a) Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of a Change of Control or any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

(b) Participant Successors. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Participant’s right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15. Resolutions of Disputes.

(a) Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of the Plan will be solely and finally settled by means of binding arbitration in Houston, Texas. The arbitration shall be conducted in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties.

(b) Legal Fees. The arbitrator shall award the Participant attorneys’ fees and expenses if the Participant prevails on at least one material issue in dispute, including the attorneys’ fees and expenses the Participant incurs in connection with any appeal or the enforcement of any award. Any award of attorneys’ fees and expenses to the Participant shall be paid by the Company within 60 days following the award of such fees and costs by the arbitrator (or, if later, when such fees and expenses are incurred), but in no event later than December 31 of the calendar year following the year of the conclusion of the arbitration (or, if later, December 31 of the calendar year following the year in which such fees and expenses are incurred).

16. Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

17. Withholding. The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

18. Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Secretary at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).

19. Amendment and Termination. The Company may amend (in whole or in part) or terminate the Plan provided that (i) any amendment or termination that reduces the benefits under Section 5(b) or any notice from the Committee revoking the Participant’s participation in the Plan will not be effective prior to the date that is six months after the date the Company has provided written notice to each affected Participant of such amendment or termination or revocation and (ii) no amendment or termination or revocation will be effective for a period of twelve months after a Change of Control if a Change of Control occurs within six months after the date the Company has provided written notice to each Participant of such amendment or termination or revocation. Notwithstanding the foregoing, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any payments and benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination of the Plan.

20. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Texas without regard to the conflict of law provisions thereof.

21. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22. Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

23. Section 409A.

(a) It is intended that the payments and benefits provided under the Plan shall be exempt from the application of the requirements of Section 409A of the Code. This Plan shall be construed, administered and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her Termination Date, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a Separation from Service within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Termination Date (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death).

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Participant’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

(c) The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Participants. The tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

EXHIBIT A

SEVERANCE MULTIPLE AND CHANGE OF CONTROL SEVERANCE MULTIPLE

Severance Multiple

Tier 1 Participants	12

Tier 2 Participants	6

Change of Control Severance Multiple

Tier 1 Participants	12

Tier 2 Participants	6

EXHIBIT B

EFFECT OF SECTION 4999 EXCISE TAX

(a) Notwithstanding anything in the Plan to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any Affiliate or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of a Participant, whether pursuant to the terms of the Plan or otherwise (the “Payments”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the amounts payable to the Participant under the Plan shall be reduced first by reducing the payments under Section 5(c)(ii) and then by reducing the health care coverage or payment under Section 5(c)(iii) to the maximum amounts will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Participant under the Plan (and no other Payments) shall be reduced, unless consented to by Participant.

(b) All determinations required to be made under this Exhibit B shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Participant within ten (10) business days of the receipt of notice from the Company or Participant that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change of Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change of Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

If the Accounting Firm determines that payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written statement to that effect, and to the effect that the Participant is not required to report any Excise Tax on the Participant’s federal income tax return. If the Accounting Firm determines that no Excise Tax would otherwise be payable by the Participant, it shall furnish the Participant with a written statement to such effect, and to the effect that the Participant is not required to report any Excise Tax on the Participant’s federal income tax return. The determination by the Accounting Firm shall be binding upon the Company and the Participant (except as provided in Section (c) below).

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Participant by the Company, which are in excess of the limitations provided in this Exhibit B (hereinafter referred to as an “Excess Payment”), the Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Participant’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Participant within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Participant until the date of payment. The Participant shall cooperate, to the extent the Participant’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under the Plan were reduced pursuant to Section (a) of this Exhibit B and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to the Participant any amounts payable under the Plan that were not previously paid solely as a result of Section (a) up to the Safe Harbor Cap.

EXHIBIT C

COVENANTS

1. Confidential Information

(a) For purposes of this Exhibit C “Confidential Information” means ideas, concepts, information and material that constitute trade secrets and/or proprietary and confidential information of the Company and its Affiliates. Confidential Information includes, but is not limited to, information and knowledge pertaining to products and services offered, ideas, plans, manufacturing, marketing, pricing, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company or its subsidiaries and their respective affiliates, dealers, distributors, wholesalers, customers, clients, suppliers and other who have business dealings with the Company or any of its subsidiaries.

(b) Confidential Information is the sole and exclusive property of the Company. The Participant must not, either during or after the term of this Agreement, directly or indirectly disclose any Confidential Information to any third party without the written permission of the Board, except as required by his employment with the Company, unless such information is in the public domain for reasons other than the Participant’s conduct, or except as may be required by law (provided that the Participant shall give the Company notice of any disclosure required by law so that the Company shall have a reasonable opportunity to attempt to preclude such disclosure). The Participant shall not use Confidential Information to his own advantage or the advantage of parties other than the Company. The Participant shall take all steps necessary to protect the confidentiality of all Confidential Information and to inform the Company immediately of any attempted or actual disclosure of Confidential Information to any third party. The Participant agrees that, upon request of the Company or termination of employment, whichever is first, he shall turn over to the Company all documents, memoranda, notes, plans, records or material in his possession or control that contain or are derived from Confidential Information.

(c) If at any time the Participant has any material information which belongs to any former employer that the Participant is not entitled to have or use for the benefit of the Company and its Affiliates, the Participant shall promptly return any such materials to the Participant’s former employer or obtain any necessary consents. The Participant is not permitted to use or refer to any such materials in the performance of the Participant’s duties.

2. Non-Competition. During the period of the Participant’s employment with the Company and its Affiliates and continuing for the number of months after the Termination Date equal to the applicable of the Participant’s Change of Control Severance Multiple or Severance Multiple (the “Restricted Period”), the Participant shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or have active plans at the Termination Date to engage in such businesses. The restriction is without specific geographic limitation inasmuch as the Company and its Affiliates conduct business on a nationwide and international basis, that its sales and marketing prospects are for continued expansion both nationally and internationally, that access to the Company’s Confidential Information would provide any national or international competitor with an unfair competitive advantage, and that, therefore, the restrictions set forth in this Section are reasonable and properly required for the adequate protection of the legitimate interests of the Company. Nothing herein shall prohibit the Participant from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Participant has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production or sale of products that compete with the products produced, distributed or sold by the Company or its controlled affiliates (or are in the process of being actively developed by such entities) as of the Date of Termination. This restriction shall not prevent the Participant from working for a subsidiary, division, venture or other business or functional service unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Participant does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Participant otherwise strictly complies with the restrictive covenants contained in this Exhibit.

3. Nonsolicitation.

(a) During the Restricted Period the Participant must not, as an individual, employee, consultant, agent, owner, partner, director or stockholder, directly or indirectly solicit, call on or accept any business from any Customer of the Company or its subsidiaries. The term “Customer” means all persons, firms or corporations to whom the Company or its subsidiaries sold products at any time during the one year period immediately preceding when the Participant’s employment with the Company ceased, notwithstanding that some or all of such persons, firms or corporations may have been induced to give business to the Company or its subsidiaries by the Participant.

(b) During the Restricted Period the Participant must not take any action to divert from the Company or its subsidiaries any opportunity in the scope of any present or contemplated future business of the Company or its subsidiaries that arose while he was employed by the Company.

(c) During the Restricted Period the Participant must not directly or indirectly solicit, hire, employ or engage any employee or any former employee of the Company or its Affiliates whose employment with the Company or its Affiliates ceased less than one year before the date of such solicitation, enticement, hiring or engagement.

4. Non-Disparagement. Participant at all times, both during and after Participant’s employment with the Company, shall not make any statement disparaging the Company, any officer, director, employee or other service provider for the Company, or any product or service offered by the Company.

5, Scope of Restrictions. In the event any provision relating to the time period or scope of the restrictions in this Exhibit C shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.